University General Health System to Present at Oppenheimer's 23rd Annual Healthcare Conference in New York City on December 12, 2012

HOUSTON, TX -- (Marketwire - December 05, 2012) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health delivery system, today announced that it will be presenting at Oppenheimer's 23rd Annual Healthcare Conference. The conference will be held December 12th and 13th at the Waldorf-Astoria Hotel in New York City.

The presentation by Donald Sapaugh, President, and Michael Griffin, Chief Financial Officer, of University General Health System, is scheduled for the Jade Room at 4:30 p.m. EST on Wednesday, December 12, 2012.

About The 23rd Annual Healthcare Conference

The 23rd Annual Healthcare Conference, which is hosted by Oppenheimer & Co., Inc., will present a core group of public and private companies that are leaders and pioneers in the pharmaceutical, biotechnology, medical device, healthcare facility, life science tools and diagnostics, health technology and distribution, provider and service industries.

The Oppenheimer Healthcare Conference has become a highly valuable investor conference in this sector. Through formal company presentations and panels, attendees will gain insight from, and access to, industry leaders.

The companies participating in this conference will address topical issues such as the latest on health reform implementation and impact, Medicare and Medicaid policy changes, generic drug regulation, development of new blockbuster pharmaceutical and biotechnology products, product safety and patent issues, universal healthcare coverage, Food and Drug Administration policy, managed care, and the current M&A environment.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net